Contact: AMDL, Inc. Exhibit 99.1
Gary L. Dreher
President & CEO
(714) 505-4460
For Immediate Release

AMDL FILES NEW APPLICATION WITH FDA

TUSTIN, Calif., January 6, 2005 — AMDL, Inc. (Amex: ADL), developer and marketer of tests for the early detection of cancer and other serious diseases, today announced that its consultant, Diagnostic Oncology Clinical Research Organization (DOCRO), has submitted to the U.S. Food and Drug Administration, on behalf of AMDL, additional data and a new application for 510(k) clearance to market AMDL’s DR-70® test as an aid in monitoring patients previously diagnosed with progressing colorectal cancer.

Specifically, DOCRO has submitted data showing that by using DR-70® in conjunction with the CEA test, which is the standard test for this disease, there is a 24 percent positive gain in positive concordance in monitoring the progression of the clinical disease status in previously diagnosed colorectal cancer patients as compared to using the CEA test by itself. The CEA (carcinoembryonic antigen) test has sensitivity that varies from 40 to 70 percent, according to published literature. The additional data supports the new 510(k) adjunctive claim that AMDL’s DR-70®, when used in tandem with the CEA test, provides more accurate information in monitoring colorectal cancer patients.

About AMDL
AMDL, Inc. (Amex: ADL), headquartered in Tustin, California, is a theranostics company, involved in the detection and treatment of the same disease, cancer. AMDL is the inventor, developer and worldwide marketer through exclusive distribution agreements of the DR-70® non-invasive cancer blood test, which has demonstrated its ability to detect the presence in humans of up to 13 cancers 84 percent of the time overall. In a study published in the Journal of Immunoassay (1998, vol. 19, pp 63-72) DR-70® was shown to detect at least 13 different types of cancer (lung, breast, stomach, liver, colon, rectal, ovarian, esophageal, cervical, trophoblastic, thyroid, malignant lymphoma, pancreatic) although the sample size for 9 of the cancers was not statistically significant. Clinical trials of DR-70® have been conducted in Canada, China, Germany, Taiwan and Turkey. DR-70® can detect many kinds of cancer using a single tube of blood, eliminating the need for costly, multiple tests. AMDL also owns a combination immunogene therapy technology that is a possible treatment for those already diagnosed with cancer and could eventually be used as a vaccine to protect patients known to be at risk because of a family history for certain types of cancer. The combination therapy both builds the body’s immune system and destroys cancer cells. More information about AMDL and its additional products can be obtained at www.amdlcorporate.com.